UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Brinker International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6820 LBJ Freeway
Dallas, Texas 75240
(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 1, 2007

September 10, 2007

Dear Shareholder:

        We invite you to attend the annual meeting of shareholders of Brinker International, Inc. to be held at 10:00 a.m. (Dallas time), on Thursday, November 1, 2007, at the Cinemark 17 Theater, located at 11819 Webb Chapel Road, Dallas, Texas 75234. At the meeting, we will: (1) elect nine (9) directors for one-year terms; (2) vote on the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal 2008 year; (3) vote on a shareholder proposal; and (4) conduct any other business properly presented at the meeting.

        Your Board of Directors has chosen September 4, 2007 as the date used to determine the shareholders who will be able to attend and vote at the annual meeting. If you own shares in Brinker, at the end of business on that day, you are invited to attend the annual meeting. Seating at the meeting will be limited to Brinker's shareholders, proxy holders and invited guests of Brinker. If you own your shares in your own name, please bring photo identification to the meeting. If you hold your shares through a bank, broker or other third party, please bring photo identification and a current statement from that party showing your ownership. Please note that cameras, recording equipment and other electronic devices will not be permitted at the meeting.

        Your vote is important. If you decide not to attend the annual meeting, you may vote on these proposals by proxy. To do so, you may complete the enclosed proxy card (please be sure to date and sign it as well), and return it to us. We have enclosed a postage-prepaid envelope to expedite the return of your completed proxy card. You may also vote by telephone or over the Internet as described in the instructions on the proxy card.

        Whether or not you plan to be present at the meeting, please take the time to vote, by Internet, telephone or mailing in your proxy. If you have voted by mail or by telephone or over the Internet and later decide to attend the annual meeting, you may come to the meeting and vote in person.

        We look forward to seeing you at the meeting.

                      Very truly yours,

                      Douglas H. Brooks
                      Chairman of the Board, President
                      and Chief Executive Officer

BRINKER INTERNATIONAL, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

        The Board of Directors of Brinker International, Inc. (sometimes referred to here as "Brinker," "we," "us," "our," or the "Company") is soliciting the enclosed proxy to be used at the annual meeting of shareholders on November 1, 2007 at 10:00 a.m. and at any adjournment or postponement of that meeting. The meeting will be held at the Cinemark 17 Theater, which is located at 11817 Webb Chapel Road, Dallas, Texas 75234. The purpose of the meeting is to:

  •
  elect nine (9) directors;

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  vote on the ratification of the selection of KPMG LLP as our independent auditors for the 2008 fiscal year;

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  vote on a shareholder proposal; and

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  conduct any other business properly presented at the meeting or any adjournment or postponement thereof.

        We mailed this Proxy Statement and the accompanying proxy on or about September 10, 2007, to all shareholders entitled to vote at the annual meeting.

How many votes do I have?

        If we had your name on record as owning stock in Brinker International, Inc. at the close of business on September 4, 2007, then you are entitled to vote at the annual meeting. You are entitled to one vote for each share of Brinker's common stock you own as of that date. At the close of business on August 17, 2007, 105,149,956 shares of the Company's common stock were outstanding and eligible to vote.

How do I vote by proxy?

        Whether you plan to attend the annual meeting or not, we encourage you to complete, sign, date, and return the enclosed proxy card. We have enclosed a postage-prepaid envelope for your convenience. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. Voting your shares by returning the enclosed proxy card, or by telephone or over the Internet, will not affect your right to attend the annual meeting and vote in person.

How do I attend the annual meeting in person?

        Seating at the annual meeting will be limited to Brinker's shareholders or their proxyholders and the Company's invited guests. If you are a holder of record in your own name, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. The annual meeting will begin promptly at 10:00 a.m. Dallas time, so please plan to arrive accordingly.

May I revoke my proxy?

        You may change your vote or revoke your proxy any time before the annual meeting by:

  •
  returning another proxy card with a later date;

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  sending written notification of revocation to the Corporate Secretary at our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240;

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  entering a later vote by telephone or over the Internet; or

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  attending the annual meeting and voting in person.

Who pays for the solicitation of proxies and how are they solicited?

        We pay the entire cost of the solicitation of these proxies. This cost includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to you. We may supplement our efforts to solicit your proxy in the following ways:

  •
  we may contact you using the telephone or electronic communication;

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  our directors, officers, or other regular employees may contact you personally; or

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  we may hire agents for the sole purpose of contacting you regarding the proxy.

        If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in "street name"?

        If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain "routine" items, but will not be allowed to vote your shares with respect to certain "non-routine" items. In the case of non-routine items, the shares will be treated as "broker non-votes," which are not counted as cast and have no effect on the outcome of the vote. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from your bank or brokerage firm.

What is "householding"?

        If you and others in your household own your shares in street name, you may receive only one copy of this proxy statement and the annual report. This practice is known as "householding." If you hold your shares in street name and would like additional copies of these materials, please contact your bank or broker. If you receive multiple copies and would prefer to receive only one set of these materials, please also contact your bank or broker. Brinker does not currently use householding for owners of record and will send notice to all owners of record before using householding. By using this method, we give all owners of record the opportunity to continue to receive multiple copies of these materials in the same household.

What constitutes a quorum?

        In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

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  Proposal 1: Elect Nine Directors

        The nine nominees for director who receive the most votes of all nominees for director will be elected. Votes withheld will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

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  Proposal 2: Ratify Selection of Independent Auditors for the 2008 Fiscal Year

        The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

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  Proposal 3: Act on Shareholder Proposal

        The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

How will my proxy get voted?

        If you properly fill in and return the enclosed proxy card, or vote by telephone or over the Internet, the designated Proxies (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card, but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

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  "FOR" the election of the nine nominees for director;

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  "FOR" ratification of KPMG LLP as our independent auditors for the 2008 fiscal year; and

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  "AGAINST" approval of the shareholder proposal.

How will voting on "any other business" be conducted?

        Although we do not know of any business to be considered at the annual meeting other than the proposals described in this Proxy Statement, if any additional business is properly presented at the annual meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

How do I submit a proposal for next year's annual meeting?

        If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2008 annual meeting of shareholders, you must submit your proposal to us no later than May 12, 2008 and must comply with the notice, information and other provisions contained in the Company's bylaws. If you would like your proposal to be included in our Proxy Statement and proxy relating to that meeting, it must also comply with the Securities and Exchange Commission ("SEC") rules, and you must submit it to us no later than May 12, 2008. Proposals should be sent to our executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 in care of the Corporate Secretary.

How do I submit a nomination for the Board of Directors?

        Any shareholder of the Company may recommend one or more individuals to be considered by the Governance and Nominating Committee of the Company's Board of Directors as a potential nominee or nominees for election as a director of the Company. If you wish to recommend one or more individuals for a position or positions on the Board of Directors, our bylaws require that you submit your recommendation, along with certain information about the candidate(s) to the Company's General Counsel. If you need a copy of the bylaws, you may obtain them free of charge from the Corporate Secretary or you may find them in the Company's public filings with the SEC. If you want to submit a recommendation for the Company's 2008 annual meeting of the shareholders, your submittal must be delivered to our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 to the attention of the Company's General Counsel on or before May 12, 2008.

How can I access Brinker's proxy materials and annual report electronically?

        You can access the Company's proxy statement, 2007 Annual Report on Form 10-K and FY 2007 Annual Report at www.brinker.com. You may simply click on either (i) the links on the home page, or (ii) "Investor Relations," then "SEC Filings." We will also provide you free copies of these documents by sending a written request to the Company's Corporate Secretary at 6820 LBJ Freeway, Dallas, Texas 75240. The FY 2007 Annual Report and the Form 10K accompany this proxy statement and proxy card, but are not considered part of the proxy soliciting materials.

PROPOSAL 1

ELECTION OF DIRECTORS

        Your proxy will be used to vote FOR the election of the Nominees named below unless you withhold the authority to do so when you send in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that the Board of Directors would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. All Nominees are currently serving as directors of the Company and all were elected by the shareholders at the 2006 annual meeting of shareholders, except John W. Mims, who was appointed to the Board of Directors on February 14, 2007.

Information About Nominees

        We are furnishing you below certain information about each of the nine persons nominated as directors:

        Douglas H. Brooks, 55, is Chairman of the Board of the Board of Directors of the Company, having been elected to the position in November 2004, and has served as Chief Executive Officer of the Company since January 2004, and as President of the Company since January 1999. Previously, Mr. Brooks served as Chili's Grill & Bar President from June 1994 to May 1998, Executive Vice President of the Company from May 1998 until January 1999, and Chief Operating Officer from May 1998 until June 2003. Mr. Brooks joined the Company as an Assistant Manager in 1978 and was promoted to General Manager later that year. He was named Area Supervisor in 1979, Regional Director in 1982, Senior Vice President—Central Region Operations in 1987, and Senior Vice President—Chili's Operations in 1992. He held this position until becoming President of Chili's in 1994. Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children's Research Hospital. Mr. Brooks has served on the Board of Directors since 1999 and is a member of the Executive Committee.

        Marvin J. Girouard, 68, is the retired Chairman and Chief Executive Officer of Pier 1 Imports, Inc., having served as Chairman from February 1999 to February 2007 and Chief Executive Officer from June 1998 to February 2007. Mr. Girouard previously served as Chief Operating Officer from 1988 to 1998 and as President from 1988 until February 1999. Mr. Girouard joined Pier 1 Imports in 1975 and has served on its Board of Directors since 1988. He is an honorary member of the Board of Directors for the United States Committee for UNICEF—The United Nations Children's Emergency Fund. Mr. Girouard has served on the Board of Directors since 1998, serves as the Lead Director of the Board, and is a member of the Audit, Compensation and Executive Committees of the Company.

        Ronald Kirk, 53, is a partner in the law firm of Vinson & Elkins LLP, joining the firm in February 2005. Previously, Mr. Kirk was a partner in the law firm of Gardere Wynne Sewell, L.L.P. from 2001 until 2005 and served as the Mayor of the City of Dallas from 1995 until 2001. Mr. Kirk also serves on the Board of Directors for Dean Foods Company and PetSmart, Inc. Mr. Kirk has served on the Board of Directors since 1997 and is a member of the Executive and Governance and Nominating Committees of the Company.

        John W. Mims, 48, is Managing Partner and Co-Founder of Cypress Ridge Partners since October 2006. Previously, Mr. Mims served as Senior Vice President of Worldwide Sales for Starwood Hotels and Resorts Worldwide, Inc., from November 2003 to October 2006, and as Vice President, Sales and Marketing, Asia Pacific Division from May 2001 to November 2003. Mr. Mims previously worked with PepsiCola International in their Southeast Asia operations, most recently as Director International Modern Trade from 1999 to 2000. Mr. Mims serves on the board of Entertainment Cruises, and is a board member of the Thurgood Marshall Scholarship Foundation. Mr. Mims has served on the Board of Directors since February 2007 and is a member of the Governance and Nominating Committee of the Company.

        George R. Mrkonic, 55, is the Retired President and Vice Chairman of Borders Group, Inc., having previously served as a Director of Borders Group, Inc. from 1994 to 2004, Vice Chairman from December 1994 until January 2002 and President from December 1994 until January 1997. Mr. Mrkonic also serves as a Director for Guitar Center, Inc., Autozone, Inc., and Nashua Corporation. Mr. Mrkonic has served on the Board of Directors since September 2003 and is a member of the Audit and the Compensation Committees of the Company.

        Erle Nye, 70, is Chairman Emeritus of TXU Corp. since May 2005, having served as Chairman of the Board from 2004 to 2005, Chairman of the Board and Chief Executive from 1997 to 2004, President and Chief Executive from 1995 to 1997, and President from 1987 to 1995. Mr. Nye has served on the Board of Directors of TXU Corp. since 1987. Mr. Nye also serves on the boards of many professional, civic and charitable organizations. Mr. Nye has served on the Board of Directors since November 2002 and is a member of the Audit, Executive and Governance and Nominating Committees of the Company.

        James E. Oesterreicher, 66, is the Retired Chairman of the Board of J.C. Penney Company, Inc., having served as Chairman of the Board and Chief Executive Officer from January 1997 until September 2000 and Vice Chairman and Chief Executive Officer from January 1995 until January 1997. Mr. Oesterreicher served as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992. Mr. Oesterreicher joined J.C. Penney Company in 1964 as a management trainee. He serves as a Director for TXU Corp., Texas Health Resources, HCC Insurance Holding, Inc., Circle Ten Council—Boy Scouts of America, and Spina Bifida Birth Defects Foundation. Mr. Oesterreicher has served on the Board of Directors of the Company since 1994 and is a member of the Audit and Compensation Committees of the Company.

        Rosendo G. Parra, 47, is the retired Senior Vice President for the Home and Small Business Group of Dell, Inc., having served in that position from June 2006 to April 2007, and having previously served as Senior Vice President and General Manager, Dell Americas from April 2002 until June 2006, Senior Vice President and Co-General Manager, Worldwide Home and Small Business Group from April 2001 until April 2002, Senior Vice President, Americas Public and Americas International from September 1998 until April 2001, Vice President, Public and Americas International, from February 1997 until September 1998, Group Vice President, Sales, Marketing and Service, from June 1994 until February 1997, and Vice President, Dell USA from August 1993 until June 1994. Mr. Parra has served on the Board of Directors since December 2004 and is a member of the Compensation and Governance and Nominating Committees of the Company.

        Cece Smith, 62, is Managing General Partner of Phillips-Smith-Machens Venture Partners, a venture capital firm investing in retail and consumer businesses that she co-founded in 1986. Previously, Ms. Smith held senior management positions with Pearle Health Services and S&A Restaurant Corp. Ms. Smith currently serves as a Director of Pier 1 Imports, Inc. and is on the Executive Boards of the Dallas Symphony Association and the Edwin L. Cox School of Business at Southern Methodist University. Ms. Smith has served on the Board of Directors since January 2002 and is a member of the Audit and Compensation Committees of the Company.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors selected KPMG LLP as our independent auditors for fiscal 2008. Although we are not required to submit this matter to you, the Board of Directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of KPMG LLP is not ratified by you, the Audit Committee will reconsider the appointment. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and they will be available to respond to appropriate questions that you may have.

Audit Fees

        The following table sets forth the aggregate fees billed, or estimated to be billed, to us for the fiscal years ended June 27, 2007 and June 28, 2006, by our independent auditors, KPMG LLP:

Fiscal Year	Annual Audit Fees		Audit-Related Fees		Tax Fees		All Other Fees
2007	$762,000	(1)	$37,000	(2)	$51,000	(3)	$0
2006	$731,000	(4)	$46,000	(5)	$69,000	(6)	$0

(1)
For fiscal 2007, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, the audits of management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting ($685,000), subsidiary and statutory audits ($61,000), consultation on our accelerated share repurchase program ($11,000) and the issuance of consents for franchise circulars ($5,000).

(2)
For fiscal 2007, all audit-related fees were for the audit of the Company's 401(k) Savings Plan.

(3)
For fiscal 2007, all tax fees were for the review of tax returns.

(4)
For fiscal 2006, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, the audits of management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting ($685,000), subsidiary and statutory audits ($30,000), the issuance of consents for franchise circulars ($5,000), and review of the implementation of SFAS 123R ($11,000).

(5)
For fiscal 2006, audit-related fees were for audits of the Company's 401(k) Savings Plan, and the now-terminated Savings Plan II.

(6)
For fiscal 2006, tax fees were for tax planning ($33,000), assistance with change in accounting methods ($12,000), and the review of tax returns ($24,000).

        The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to do the following:

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  to engage and terminate our independent auditors;

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  to pre-approve their audit services and permitted non-audit services;

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  to approve all audit and non-audit fees; and

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  to set guidelines for permitted non-audit services and fees.

        All of the fees for fiscal 2007 and 2006 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee. For fiscal year 2007, the Audit Committee set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $200,000. In addition, if the fee for a particular item would exceed $40,000, Audit Committee approval would be required. There were no instances of waiver of approval requirements or guidelines during either fiscal year.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2008.

PROPOSAL 3

        People for the Ethical Treatment of Animals (PETA), 501 Front Street, Norfolk, Virginia 23510, beneficial owner of 105 shares of common stock, as primary filers, and the Calvert Social Index Fund, c/o Calvert Group, Ltd., 4550 Montgomery Avenue, Bethesda, Maryland 20814, beneficial owner of 1,305 shares of common stock, as co-sponsors, have notified us that they intend to present a resolution at the annual meeting. Your Board of Directors and the Company accept no responsibility for the proposed resolution. Your Board of Directors recommends a vote AGAINST this shareholder proposal. As required by federal regulations, the resolution is included below exactly as submitted:

        WHEREAS on its Web site, Brinker International, Inc. ("Brinker"), makes no mention of bird welfare policies or standards; and

        WHEREAS consumers consider animal welfare when making dining choices, which is why many of Brinker's competitors have animal welfare policies and are particularly committed to improving conditions in their poultry suppliers' slaughterhouses; and

        WHEREAS Brinker purchases all its poultry from suppliers that use a cruel and inefficient method of slaughter called "electrical immobilization," in which the birds are paralyzed with an electric current, have their throats slit while they are still conscious, and are dropped into tanks of scalding-hot water (often while they are still alive); and

        WHEREAS there is a better, U.S. Department of Agriculture-approved method of poultry slaughter called "controlled-atmosphere killing" (CAK), which replaces the oxygen that birds are breathing with inert gases, gently and effectively putting them "to sleep"; and

        WHEREAS a report commissioned by McDonald's ("the report") concurred that CAK is, as animal welfare experts have described it, the least cruel method of poultry slaughter available and found that it "[1.] has advantages [over electrical immobilization] from both an animal welfare and meat quality perspective...[2.] obviates potential distress and injury... [and 3.] can expeditiously and effectively stun and kill broilers with relatively low rates of aversion or other distress"; and

        WHEREAS the report further concludes that McDonald's suppliers that use CAK have experienced improvements in bird handling, stunning efficiency, working conditions, and meat yield and quality; and

        WHEREAS despite the fact that CAK is optimal for the birds' well-being and for product quality and profits and that other companies continue to make progress toward adopting it (e.g., Burger King adopted a purchasing preference for chickens killed by CAK), Brinker has merely alluded to shareholders that it is looking into CAK without showing a single concrete action it has taken toward that end;

        NOW, THEREFORE, BE IT RESOLVED that to advance both Brinker's financial interests and the welfare of birds supplied to its restaurants, shareholders request that the Board of Directors issue a report to shareholders by October 2008 disclosing the progress made toward evaluating CAK. This report should be prepared at a reasonable cost and omit proprietary information.

Board of Directors' Statement in Opposition of the Proposal

Your Board of Directors recommends a vote AGAINST this shareholder proposal.

        As a purchaser of a variety of protein products, including poultry products, your Company has and will continue to maintain a policy requiring its vendors to adhere to humane processing standards for their respective industries. Different humane methods exist for processing the animals, including the method of controlled-atmosphere killing referenced in the proposal; however, your Board does not consider it appropriate to further specify which humane standard should be employed by any given supplier. We do require our poultry suppliers to adhere to the standards set forth by the National Chicken Council. Processors are audited by qualified third parties up to four times a year to verify compliance with these humane processing standards.

        It should be further noted, the report referenced in the proposal, contrary to the assertions of the proponents, did not recommend one processing method over another. It clearly did indicate further evaluation of CAK was necessary to understand its cost, efficiency and impact on the animals.

        Your Company employs a knowledgeable and experienced Quality Assurance team who maintains our existing policies and stays well versed to evolving technologies and food safety standards. We will hold our protein suppliers to their responsibility to process animals in a humane manner that may include the utilization of CAK should they deem it appropriate for their respective company.

        FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND YOU AS OUR SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND
GOVERNANCE OF THE COMPANY

Director Independence

        The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards as well as the requirements of the New York Stock Exchange ("NYSE") and the rules of the SEC. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board will not determine any director to be independent if he or she has or has had any of the relationships set forth in the NYSE rules during the time periods specified in such rules. The Board will describe in the proxy statement the basis for determining whether any relationship is immaterial.

        The Board of Directors has affirmatively determined each of the following directors is an "independent" director as such term is defined and as required by our Corporate Governance Guidelines, and the requirements of the SEC and NYSE.

Marvin J. Girouard	Ronald Kirk	John W. Mims
George R. Mrkonic	Erle Nye	James E. Oesterreicher
Rosendo G. Parra	Cece Smith

        The only member of the Board who is not independent is Douglas H. Brooks. Mr. Brooks, as CEO and President of the Company, is the only employee member of the Board. The Board has further determined that no material relationship exists between us and each non-employee director outside of their service as a member of the Board of Directors. In this proxy statement we refer to these directors individually as an "Independent Director" and collectively as the "Independent Directors."

Board Structure

        The Board of Directors does not have classes where a director serves multi-year terms. Each director serves for a one year term and is subject to re-election by you each year. However, the Governance and Nominating Committee has divided the non-employee directors into four groups. The groups are staggered so that each year the members of one of the groups shall have served on the Board of Directors for four consecutive years. At the time a group has served four consecutive years, the members of such group are considered "Retiring Directors." Those Retiring Directors will, as determined by the Governance and Nominating Committee, either leave the Board of Directors at the end of their current term or serve an additional four year term on the Board of Directors (subject to annual re-election by you). Prior to recommending Retiring Directors for nomination for re-election, the Governance and Nominating Committee considers many things including:

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  the quality of past director service, and attendance at Board of Directors and Committee meetings;

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  whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service;

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  input from other members of the Board of Directors concerning the performance of that director; and

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  the independence of the director.

        This year Mr. Mrkonic is a Retiring Director who has been renominated by the Governance and Nominating Committee. The four groups of non-employee directors are as follows:

Director Group	Group Members	Considered a "Retiring Director" at the Annual Shareholder Meeting Following the End of the Noted Fiscal Year
One	Messrs. Girouard; Nye; and Oesterreicher	2010 fiscal year
Two	Messrs. Mims and Mrkonic	2011 fiscal year
Three	Messrs. Kirk and Parra	2008 fiscal year
Four	Ms. Smith	2009 fiscal year

Committees of the Board of Directors

        The Board of Directors has four standing committees:

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  Executive Committee;

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  Audit Committee;

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  Compensation Committee; and

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  Governance and Nominating Committee.

        The charters for each of these committees, as well as our Corporate Governance Guidelines, are available at no charge to you in the Corporate Governance section of our internet website (http://www.brinker.com/corp_gov/) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: General Counsel.

        The Board of Directors has affirmatively determined that each member of the Audit, Compensation, and Governance and Nominating Committees meets the independence requirements applicable to those committees required by the NYSE and the SEC.

        The Executive Committee is currently comprised of Messrs. Girouard, Kirk, Nye and Brooks and met one time during the fiscal year. The Executive Committee reviews material matters between Board meetings, provides advice and counsel to our management, and has the authority to act for the Board on most matters between Board meetings. In addition, the Executive Committee is also charged with assuring that we have a satisfactory succession management plan for all key management positions.

        The Audit Committee is currently comprised of Messrs. Girouard, Mrkonic, Nye and Oesterreicher and Ms. Smith and met eleven times during the fiscal year. The Board of Directors has determined that Ms. Smith is an "audit committee financial expert" as such term is defined in the SEC's Regulation S-K. We have provided you a discussion of the role of the Audit Committee in the "Report of the Audit Committee" later in this proxy statement.

        The Compensation Committee is currently comprised of Messrs. Girouard, Mrkonic, Parra and Oesterreicher and Ms. Smith and met five times during the fiscal year. We have provided you a discussion of the specific nature of the Committee's responsibilities and compensation philosophy as they relate to our executive officers in the "Compensation Discussion and Analysis" and "Report of the Compensation Committee" later in this proxy statement.

        The Governance and Nominating Committee is currently composed of Messrs. Kirk, Mims, and Parra and met five times during the fiscal year. The Governance and Nominating Committee, acting pursuant to its written charter, performs the following functions:

  •
  recommends to the Board of Directors potential members to be added as new or replacement members to the Board of Directors;

  •
  reviews the compensation paid to non-management Board members;

  •
  recommends corporate governance guidelines to the full Board of Directors;

  •
  reviews the applicable legal standards for "independence" and the criteria applied to determine "audit committee financial expert" status; and

  •
  reviews the answers to annual questionnaires completed by each of the Independent Directors.

On the basis of this year's review, the Governance and Nominating Committee delivered a report to the full Board of Directors and the Board of Directors made its "independence" and "audit committee financial expert" determinations.

Board Member Meeting Attendance

        During the fiscal year ended June 27, 2007, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served.

        The Board of Directors encourages each director to attend each annual meeting of shareholders. Such attendance allows for direct interaction between you and members of the Board of Directors. All members of the Board of Directors attended the Company's 2006 annual meeting of shareholders.

Lead Director

        The Independent Directors selected Mr. Girouard from their group to serve as the "Lead Director" of the Board. As Lead Director, Mr. Girouard chairs each meeting of the Independent Directors (an "Executive Session"). The Independent Directors meet in Executive Session at each Board meeting.

        As the Lead Director of the Board, Mr. Girouard's duties include:

  •
  presiding at all meetings of the Board of Directors when the Chairman of the Board is not present;

  •
  serving as liaison between the Chairman of the Board and the Independent Directors;

  •
  approving information sent to the Board of Directors;

  •
  approving meeting agendas and schedules for the Board of Directors;

  •
  having the authority to call a meeting of the Independent Directors; and

  •
  being available for consultation and direct communication with major shareholders.

Directors' Compensation

        The Governance and Nominating Committee has the responsibility for recommending to the Board of Directors the compensation for non-employee directors. The Governance and Nominating Committee annually reviews this compensation to assure that non-employee directors are being fairly and reasonably compensated in relation to the restaurant industry and to comparable U.S. companies. For fiscal 2008, non-employee directors of the Company will receive the following compensation:

  •
  annual compensation of $50,000, which, at the director's choosing, may be taken in any combination of cash, restricted stock units or restricted stock (with the director receiving a 25% match in restricted stock units or restricted stock (as applicable) for the portion of his or her annual compensation taken in restricted stock units or restricted stock);

  •
  an annual grant of 3,750 restricted stock units or restricted stock, at the director's choosing;

  •
  $2,000 for each meeting of the Board of Directors attended; and

  •
  $2,000 for each meeting of any Committee of the Board of Directors attended.

        The Chair of the Audit Committee shall receive additional annual compensation of $10,000. The Audit Committee financial expert shall receive additional annual compensation of $10,000, unless such individual is also the Chair of the Audit Committee, in which case the total compensation would be $10,000 for such person. The Chair of each of the Compensation, Executive, and Governance and Nominating Committees shall receive additional annual compensation of $7,500. The Lead Director of the Board shall receive additional annual compensation of $25,000. We also will reimburse directors for costs incurred by them in attending meetings of the Board. A new director who is not an employee of the Company will receive 10,000 restricted stock units or restricted stock, at the director's choosing, at the beginning of such director's term. The restricted stock units and restricted stock are granted pursuant to our 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants at the fair market value of the underlying common stock on the date of grant. Grants are made on the sixtieth day following the Board of Directors' meeting held on the same day as the annual shareholder meeting (or if the sixtieth day is not a business day, on the first business day thereafter). All of the restricted stock units and restricted stock will vest on the fourth anniversary of the date of grant. Restricted stock will be delivered following vesting and payout for restricted stock units will occur following a director's departure from the Board of Directors.

DIRECTOR COMPENSATION FOR FISCAL 2007

Fiscal 2007 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Marvin J. Girouard(5)	127,000	123,486	—	—	—	102	250,588
Cece Smith(5)	108,000	123,486	—	—	—	89	231,575
George R. Mrkonic(5)	103,500	123,486	—	—	—	—	226,986
Ron Kirk(5)	83,500	117,210	—	—	—	1,022	201,732
James E. Oesterreicher(5)	100,000	123,486	—	—	—	250	223,736
Erle Nye(5)	86,000	123,486	—	—	—	415	209,901
Rosendo Parra(5)	86,000	123,486	—	—	—	528	210,014
Robert M. Gates(5)	45,000	—	—	—	—	—	45,000
John Mims(5)	60,000	496,360	—	—	—	—	556,360

(1)
Mr. Brooks was omitted from the Director Compensation Table since he does not receive compensation for serving on our Board. His compensation is reflected in the Summary Compensation Table of this Proxy Statement. Mr. Gates resigned from the Board on December 7, 2006 to take a public service position. Mr. Mims joined the Board on February 14, 2007.

(2)
Reflects the aggregate dollar amount of all fees the directors earned in fiscal 2007 for service as a director, including annual retainer, committee chair fees, meeting and lead director fees. Directors have the option to receive any portion of their $50,000 annual retainer in restricted stock or restricted stock units. Brinker provides a 25% match in kind on any annual retainer converted to shares. For restricted stock, dividends are paid to the directors at the same time as all other shareholders. For the restricted stock units, dividends are accumulated and paid upon distribution.

(3)
Directors were granted 3,750 restricted shares this year. They had the option to take the shares as restricted stock (which will be distributed on January 2, 2011) or restricted stock units (which are distributed upon the director's retirement from the Board).

—
Messrs. Girouard, Mrkonic, Oesterreicher, Mims, Nye, Parra, and Ms. Smith elected to receive their entire retainer in stock.

—
Mr. Kirk elected to receive half of his annual retainer in stock.

—
Mr. Gates resigned from the Board before the stock grants were made.

—
Mr. Mims elected to receive his entire retainer in stock and also received a one-time new director award of 10,000 restricted shares.

  The amounts shown represent the compensation costs for financial reporting purposes in fiscal 2007 of the stock awards granted to the directors in fiscal 2007, as determined pursuant to SFAS 123R. These amounts do not include any reduction in value for the possibility of forfeiture.

(4)
Our directors receive a complimentary dining card for use in our restaurants. The dining card value used by each director was less than $10,000. Therefore, the values in this column are the tax gross up that was paid to each director.

(5)
The following table details the Board of Directors outstanding equity. All of our restricted shares are non-forfeitable when granted and are not reported in the table. Mr. Brooks is omitted from this table as his outstanding equity is reflected in the Outstanding Equity Awards Table of this Proxy Statement. Mr. John Mims is not listed on this table because all of his equity ownership is held in restricted shares and he does not hold any stock options.

Directors Outstanding Equity Awards at 2007 Fiscal Year End

Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
Option Exercise Price ($)
Name				Option Expiration Date
	Exercisable	Unexercisable
Marvin J. Girouard	— 2,000 4,000 21,000 4,500 1,746	11,250 4,000 2,000 — — —	25.66 23.27 22.17 21.87 20.04 15.97	01/04/2016 01/03/2015 01/12/2014 01/13/2013 01/14/2012 01/02/2011
Cece Smith	— 2,000 4,000 6,000 34,500	15,000 4,000 2,000 — —	25.66 23.27 22.17 21.87 20.04	01/04/2016 01/03/2015 01/12/2014 01/13/2013 01/14/2012
George R. Mrkonic	— 2,000 4,000 20,000	7,500 4,000 2,000 10,000	25.66 23.27 22.17 21.53	01/04/2016 01/03/2015 01/12/2014 11/10/2013
Ron Kirk	— 7,638 5,339 7,950 6,057 24,246 2,718 4,491	3,750 15,276 2,670 — — — — — —	25.66 23.27 22.17 21.87 20.04 15.97 11.31 7.28	01/04/2016 01/03/2015 01/12/2014 01/13/2013 01/14/2012 01/02/2011 12/28/2008 01/05/2008
James E. Oesterreicher	— 2,000 4,000 21,000 5,279	11,250 4,000 2,000 — —	25.66 23.27 22.17 21.87 20.04	01/04/2016 01/03/2015 01/12/2014 01/13/2013 01/14/2012
Erle Nye	— 2,319 4,670 37,950	11,250 4,638 2,335 —	25.66 23.27 22.17 21.87	01/04/2016 01/03/2015 01/12/2014 01/13/2013
Rosendo Parra	— 12,290	3,750 24,582	25.66 25.57	01/04/2016 02/08/2015

Shareholder Communications with the Board of Directors

        If you wish to communicate with the Board of Directors or with an individual director, you may direct such communications in care of the General Counsel, 6820 LBJ Freeway, Dallas, Texas 75240. The communication must be clearly addressed to the Company's Board of Directors or to a specific director. Your Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response.

Qualifications to Serve as Director

        Each candidate for director must possess at least the following specific minimum qualifications:

        1.     Each candidate shall be prepared to represent the best interests of all the Company's shareholders and not just one particular constituency.

        2.     Each candidate shall have demonstrated integrity and ethics in his/her personal and professional life and have established a record of professional accomplishment in his/her chosen field.

        3.     No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

        4.     Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership on at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee's sole judgment, interfere with or limit his or her ability to do so.

        5.     In addition, the Governance and Nominating Committee also desires that candidates possess the following qualities or skills:

          (a)   Each candidate shall contribute to the overall diversity of the Board of Directors—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

          (b)   Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

          (c)   Each candidate should possess professional and personal experiences and expertise relevant to the Company's business. Relevant experiences might include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas—finance, accounting, sales and marketing, organizational development, information technology and public relations.

        Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant negative factor in any assessment of a candidate's suitability.

Internal Process of Identifying Candidates

        The Governance and Nominating Committee uses a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and from shareholders. In determining whether to nominate a candidate, the Governance and Nominating Committee considers the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Governance and Nominating Committee may interview, or have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Governance and Nominating Committee. Reports from those interviews or from Governance and Nominating Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts and other information deemed relevant by the Governance and Nominating Committee are then considered in determining whether a candidate shall be nominated. The Governance and Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nomination Rights of Shareholders

        As a shareholder, you may recommend one or more candidates to be considered by the Governance and Nominating Committee as a potential nominee or nominees for election as director of the Company at an annual meeting of shareholders. To do so, you must comply with the notice, information and consent provisions contained in the Company's Bylaws (current copies of the Company's Bylaws are available at no charge from the Secretary of the Company and may also be found in our public filings with the SEC). In order for the candidate recommendation to be timely for the Company's 2008 annual meeting of shareholders, your notice to the Company's General Counsel must be delivered to our principal executive offices no later than May 12, 2008. Any such recommendations received by the General Counsel will be presented to the Governance and Nominating Committee for consideration. All candidates (whether identified internally or by a shareholder) who, after evaluation based upon the criteria and process described in "Internal Process of Identifying Candidates" above, are then recommended by the Governance and Nominating Committee and if approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.

Code of Ethics

        We have adopted a code of ethics that applies to all members of the Board of Directors and our employees. You may obtain a copy of the code free of charge in the Corporate Governance section of our internet website (http://www.brinker.com/corp_gov/) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: General Counsel.

EXECUTIVE OFFICERS

        The Board of Directors generally elects executive officers annually at its final meeting preceding the annual meeting of shareholders. We have provided you below certain information about our executive officers. You may find information about Mr. Brooks in the prior section captioned "Election of Directors—Information About Nominees."

        Valerie L. Davisson, 45, is Executive Vice President and Chief PeopleWorks Officer, elected in June 2007. Ms. Davisson previously served as Executive Vice President of People Works, elected in June 2005, and as Senior Vice President of Human Resources since June 2004. Before joining the Company, Ms. Davisson served as Vice President, Human Resources for Yum! Brands, Inc. from January 2003 to June 2004, Vice President, Field Human Resources for Kentucky Fried Chicken from July 2002 to January 2003, Senior Director, Global Staffing for Yum! Brands, Inc from January 2000 to July 2002, and Director, Field Human Resources for Pizza Hut from December 1998 to January 2000.

        Todd E. Diener, 50, is Executive Vice President and Chili's Grill & Bar President, elected in June 2005. Mr. Diener previously served as Executive Vice President and Chief Operating Officer since June 2003, Senior Vice President and Chili's Grill & Bar President since May 1998, and Senior Vice President and Chief Operating Officer of Chili's since July 1996. Mr. Diener joined the Company as a Chili's Manager Trainee in 1981 and was promoted to General Manager in 1983, Area Director in 1985, and Regional Director in 1987. Mr. Diener became Regional Vice President in 1989, a position he held until July 1996.

        Rebeca M. Johnson, 51, is Executive Vice President of Marketing and Chief Marketing and Brand Officer, elected in April 2006. Ms. Johnson previously served as Executive Vice President of Marketing and Brand Development since June 2005 and Senior Vice President of Marketing and Brand Development since January 2004. Previously, Ms. Johnson worked at PepsiCo, Inc. for 16 years, most recently as Vice President of Marketing and General Manager for the Doritos and Cheetos brands for Frito Lay North America.

        David M. Orenstein, 49, is Senior Vice President and On The Border President, elected in August 2002. Mr. Orenstein previously served as Chief Operating Officer of On The Border since May 2002 and Vice President of Operations for On The Border since June 1999. Mr. Orenstein joined the Company as a Chili's Manager in Training in 1984, was promoted to General Manager in 1986, and Area Director in 1988. Mr. Orenstein became a Regional Director in 1993, a position he held until 1997. Between 1997 and 1999, Mr. Orenstein owned and operated his own restaurant.

        John Reale, 53, is Senior Vice President and Interim President of Romano's Macaroni Grill, appointed in August 2007. Mr. Reale also serves as Senior Vice President and Chief Operating Officer for Global Business Development, having been appointed to this role in June 2007, having previously served as Senior Vice President and Chief Operating Officer for Macaroni Grill from January 2005 to June 2007, and Regional Vice President for Macaroni Grill from February 2004 to January 2005. Previously, Mr. Reale was with Carlson Restaurants Worldwide from March 1995 until February 2004, most recently serving as Vice President of International Business. Mr. Reale was with Ground Round, Inc. from 1979 through 1995.

        Wyman T. Roberts, 48, is Senior Vice President and Maggiano's Little Italy President, elected in August 2005. Mr. Roberts previously served as Executive Vice President and Chief Marketing Officer for NBC's Universal Parks & Resorts from December 2000 until August 2005. Mr. Roberts was previously employed by Darden Restaurants, Inc. for 16 years where he most recently served as Executive Vice President, Marketing.

        Charles M. Sonsteby, 54, is Executive Vice President and Chief Financial Officer, elected in May 2001. Mr. Sonsteby joined the Company as Director of the Company's Tax, Treasury and Risk Management departments in 1990. In 1994 he was named Vice President and Treasurer and was promoted to Senior Vice President of Finance in 1997, a position he held until May 2001.

        Roger F. Thomson, 58, is Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, elected in June 1996. Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and Secretary in 1994. Mr. Thomson served as a Director of the Company from 1993 until 1995.

        Greg L. Walther, 52, is Senior Vice President and Global Business Development President, elected in November 2006. Before joining the Company, Mr. Walther previously served as Chief Administrative Officer for Outback Steakhouse International, L.P., from January 2006 to November 2006 and as Chief Financial Officer from April 1995 to December 2005.

        Michael B. Webberman, 47, is Executive Vice President of Brand Solutions, elected in June 2003. Mr. Webberman joined the Company in 1989 as a Senior Financial Analyst for Chili's. He was promoted to Vice President of Operations Analysis in 1996 and Vice President of Planning and Analysis in 2000. Mr. Webberman was named Senior Vice President of Concept Services in April 2001.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

        The casual dining segment of the industry faced a difficult operating environment in fiscal 2007 which prevented our brands from achieving targeted operating results. Negative comparable restaurant sales across all of our brands were due primarily to declines in customer traffic driven by several factors. There continues to be significant competition in casual dining and macro-economic pressures have decreased consumers' discretionary income. Despite the challenges we faced this year, we remain committed to our Company's strategies that are designed to build our business for the long-term and grow shareholder value. Our strategic priorities are focused on achieving our long-term vision of being the dominant, global casual-dining restaurant portfolio company, including the following:

  •
  increasing our base business through industry-leading brand building, innovation and operating performance;

  •
  developing, operating and franchising profitable restaurants worldwide; and

  •
  leveraging our customers, business relationships, infrastructure and expertise across our portfolio of brands.

        These strategies are designed to grow shareholder value by delivering long-term results and are intended to enable us to perform favorably in a variety of economic environments. During fiscal 2007, these strategies resulted in the following operational highlights:

  •
  We increased net income by 8.3% and earnings per share by 14.2% in fiscal 2007 as compared to fiscal 2006.

  •
  We increased the quarterly dividend in November 2006 by 35% and paid out $40.9 million in dividends during the fiscal year.

  •
  We repurchased approximately 18.6 million shares of our common stock for approximately $569.3 million.

  •
  We and our franchisees opened 149 company-owned and 46 franchised restaurants, including 30 international restaurants.

  •
  We sold 95 company-owned Chili's restaurants to Pepper Dining, Inc., a new franchisee, with a commitment to develop an additional 14-38 new Chili's restaurants.

  •
  We also sold 15 company-owned Chili's restaurants and two company-owned On The Border restaurants to other franchisees with commitments to develop an additional 31 new Chili's restaurants and 10 new On The Border restaurants.

  •
  We entered into an agreement with ERJ Dining IV, LLC to sell 76 company-owned Chili's restaurants, with a commitment to develop an additional 49 new Chili's restaurants.

  •
  In total, we entered into 18 development agreements with new or existing franchisees with commitments to develop 130-154 additional new restaurants over time.

  •
  We increased our investment in team members, particularly at the hourly and restaurant management levels, to improve the overall guest experience, increase restaurant employee tenure and reduce future restaurant training and hiring costs.

  •
  We sold a record $254.7 million in gift cards system-wide, redeemable across our portfolio of restaurant brands.

  •
  We piloted a new customer engagement survey with a system-wide rollout planned to begin in fiscal 2008.

        Due to the challenging consumer environment and decreasing comparable restaurant sales through fiscal 2007, our results did not meet our planned level of performance. As such, our variable compensation programs paid out below target. Salary increases and equity awards for fiscal 2007 were established by balancing market competitiveness, company performance and individual performance.

        Throughout this discussion we make reference to terms that are used internally to define our employee population. To limit the confusion of the reader, we have included a set of defined terms:

  •
  "named executive officers" (NEOs)—our five most highly compensated executives detailed in this discussion;

  •
  "Brinker Leadership Team"—this is our key leadership group of our CEO and our CEO's direct executive reports (which are our executive vice presidents and our brand presidents);

  •
  "senior vice presidents and above"—the group of our executive officers for whom the Committee specifically reviews and approves compensation. This group includes the Brinker Leadership Team as well as other key executive officers within our Company;

  •
  "home office employee"—any of our employees who work in a support role, not specifically for one of our restaurant brands; and

  •
  "brand employee"—any of our employees who work for a particular restaurant brand.

Overview

        The Compensation Committee ("Committee") is comprised entirely of independent directors who are responsible for ensuring our compensation programs align with our compensation philosophy of rewarding performance. Specifically, the Committee reviews and approves any compensation decisions regarding senior vice presidents and above (with input from the CEO), including the Chairman and CEO. Further information about the duties of the Committee can be found in the Compensation Committee Charter, which can be found on our website at http://brinker.com/corp_gov/comp_committee.asp. To make certain the Committee is able to effectively carry out its responsibilities, it takes the following actions:

  •
  Retains an independent consultant (currently Pearl Meyer & Partners) to advise on executive compensation.

  •
  Benchmarks with an outside, independent third party vendor to determine competitive compensation levels based on a peer group that represents both restaurant companies and those companies with whom we compete for talent. The peer group for each officer may vary depending on the nature and scope of his/her individual responsibilities.

  •
  Reviews annually detailed compensation tally sheets for the named executive officers.

  •
  Submits recommendations to the full Board of Directors for ratification on matters concerning the CEO and compensation policy changes such as the implementation of stock ownership guidelines.

  •
  Holds executive sessions (without our management present) at every Committee meeting.

Compensation Philosophy and Objectives

        The executive compensation program is designed as a tool to reinforce our strategic principles—to be a premier and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles guide the development of the executive compensation program:

  •
  Provide competitive levels of compensation to attract and retain the best qualified executive talent. Both the Committee and our Brinker Leadership Team strongly believe that the caliber of our overall officer team makes a significant difference in our sustained success over the long-term.

  •
  Embrace a pay-for-performance philosophy by placing significant amounts of compensation "at risk". Throughout the organization, compensation is tied not only to our performance as a whole, but also to the attainment of individual Key Performance Indicators (KPIs) that are aligned with our long-term strategic initiatives.

  •
  Directly link our officers' interests with those of shareholders by providing opportunities for long-term incentive compensation based on changes in shareholder value and having executives satisfy stock ownership guidelines.

Benchmarking

        To help assess the compensation of our senior vice presidents and above, including the named executive officers, each year the Committee engages an outside, independent third party vendor to provide market data (base salary, short-term incentive targets, long-term incentive values, and total compensation). For fiscal 2007, Mercer Human Resources Consulting ("Mercer") was retained for this purpose. The data provided to us consisted of a blend of both proxy information of peer companies as well as compensation survey data maintained by Mercer and Watson Wyatt Worldwide. The benchmarking peer group is carefully selected based on criteria including restaurant and brand product industries, operating structure, location and size. For fiscal 2007, we were close to the median in terms of revenue size as compared to our benchmarking peer group and Mercer regressed the data to our revenue size ensuring the data was relevant for comparison purposes. The following table lists the companies used in fiscal 2007 as our benchmarking peer group for the named executive officers:

Benchmarking Peer Group

Alberto-Culver Applebees Barnes & Noble Bed Bath & Beyond Blockbuster Borders Campbell Soup CBRL Group CEC Entertainment	Cheesecake Factory Clorox Darden Restaurants Dean Foods Del Monte Foods Foot Locker Hershey Foods Jack In The Box Limited Brands	Michaels Stores PF Chang's Radioshack Ruby Tuesday Sonic Starbucks Wendy's YUM!

        Mercer provided the benchmark information at both the 50th and 75th percentiles which is used to establish ranges for total compensation. We do not, however, target a specific compensation level. We strive to be competitive in the marketplace by appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing our performance, as well as the individual's performance, criticality and experience. There is no set policy which determines the mix between cash and non-cash compensation, but in maintaining our compensation philosophy of paying for performance, compensation is more heavily weighted towards variable compensation (short and long-term) than base salary. This weighting is identified in the table below which shows our fixed versus variable mix for targeted total compensation.

Targeted Fixed Versus Variable Compensation Mix for the Named Executive Officers for Fiscal 2007

Name	Position	Fixed Compensation as a % of Target Total Compensation	Variable Compensation as a % of Target Total Compensation
Douglas H. Brooks	Chairman of the Board, President and CEO	19%	81%
Charles M. Sonsteby	EVP and CFO	27%	73%
Todd E. Diener	EVP and Chili's Grill & Bar President	27%	73%
Roger F. Thomson	EVP, CAO, General Counsel and Secretary	35%	65%
Michael B. Webberman	EVP Brand Solutions	31%	69%

        For fiscal 2008, we retained Hewitt Associates ("Hewitt") to provide us with robust data drawn from their detailed proprietary database containing compensation levels at hundreds of companies. Using this database gives us a more relevant comparison of our compensation programs and compensation levels to the market as every component of compensation is valued with the same methodology for each company in their database. Proxy data from our Performance Share Plan peer group (which is identified in more detail in the Long-Term Incentives section of this Compensation Discussion and Analysis) was blended with data from Hewitt's database for the NEOs to provide us with benchmark information which we believe accurately reflects the market in which we compete for executive talent, particularly for the named executive officers.

Fiscal 2007 Executive Compensation Components:

        For the fiscal year ended June 27, 2007, the principal components of compensation for our named executive officers were:

  •
  Base Salary;

  •
  Short-Term Incentives;

  •
  Long-Term Incentives;

  •
  Retirement Benefits;

  •
  Health and Welfare Benefits; and

  •
  Perquisites.

We do not have employment contracts with any of our named executive officers.

Base Salary

        Base salaries provide our employees with a level of certainty about their compensation that allows them to objectively focus on performance. Annually, we review base salaries during our benchmarking process. Salary adjustments take into account benchmark data, but are weighted more heavily towards individual performance, or attainment of KPIs. KPIs are created for each employee, including our named executive officers, at the beginning of the fiscal year and align with our strategic and financial goals. The Committee annually establishes the CEO's KPIs for the coming year, evaluates his performance against these KPIs, reviews the relevant benchmark data, and then determines his salary increase, if any. With input from the CEO (except concerning his own compensation), the Committee also reviews and approves the base salaries of our senior vice presidents and above, including the named executive officers. Outside of the annual salary review, base salaries for the senior vice presidents and above are reviewed by the Committee when there is a new hire, promotion or change in job responsibility. If one of these events occur between scheduled Committee meetings, the Committee Chair reviews and approves the information.

Short-Term Incentives

        Our Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including the named executive officers, and certain restaurant brand employees participate. The plan is aligned to enhance shareholder value by growing earnings per diluted share (EPS) while generating appropriate capital growth. The plan has two metrics. The first measures the business performance of the overall company or brand or division within the company and comprises two-thirds of an employee's profit sharing. The second measures individual performance, or KPIs, of the employee and comprises the remaining one-third of the employee's profit sharing. Having a portion of profit sharing tied to individual performance allows us to recognize and retain our top performers by rewarding their contribution to the organization.

  Business Performance Metric

        We have two sets of business performance metrics depending on whether the employee works for a home office support department or a brand or division. For home office employees who support all of the brands, the business performance metric is actual EPS growth versus planned EPS growth. EPS captures the significant aspects of the business and allows us to link the interests of our shareholders and employees. All of our named executive officers' short-term incentive is based on EPS, except for Mr. Diener, President of Chili's Grill & Bar.

        Mr. Diener's business performance metrics, and all employees who work for a brand, consist of actual earnings before interest, taxes and rent (EBITR) and capital expenditure (CAPEX) against planned EBITR and CAPEX performance.

        The formulas used to calculate both plan and actual performance are defined in our Profit Sharing Plan. However, from time to time events occur that are not explicitly defined within the bounds of the Profit Sharing Plan. In such instances, the Compensation Committee reviews the scenarios and determines how specific events should be accounted for under the Profit Sharing Plan. The intent when making such decisions is to ensure the impact to the Profit Sharing Plan is neutral.

        The current Profit Sharing Plan has been in place for the last two fiscal years. Over that time we have developed improved processes to measure return on gross investment, and to monitor and prioritize capital expenditures. As such we have found that including the CAPEX metric in the Profit Sharing Plan is no longer necessary. During the process of reviewing the effectiveness of CAPEX, we also reviewed the EBITR metric. We determined that profit before tax (PBT) more accurately measures brand performance; therefore, for fiscal 2008, employees who work for a brand, including Mr. Diener, will be measured on actual PBT versus planned PBT. The Committee approved these changes for fiscal 2008.

  Individual Performance Metric

        The individual performance metric is based upon attainment of individual KPIs. KPIs allow us to focus individuals on line-of-sight items such as sales and revenue goals, project implementations, or customer service satisfaction. Each individual's KPIs align with our overall corporate strategy. We believe that how you achieve the goal is just as important as accomplishing the goal. As a result, part of the individual metric evaluates how well a participant emulates the Brinker Behaviors. Our six Brinker Behaviors are:

  •
  Deliver on your promises;

  •
  Ensure everything you do adds value;

  •
  Think globally, act locally;

  •
  Value diversity in people and perspectives;

  •
  Take worthwhile risks; and

  •
  Play well together.

        "Playing well together" is extremely important because we are a portfolio company that shares capital, know-how, and human resources. Thus, we cannot operate efficiently unless all departments work together cohesively. "Playing well together" is continuously measured through feedback from internal and external customers. Also, finding the best solution to challenges comes through open dialog that values all ideas. Therefore, it is important that we hire people with diverse backgrounds and unique perspectives as well as encourage existing employees to think in new ways. We measure diversity through hiring goals and education goals. We hold our employees accountable for all of the Brinker Behaviors, including those not disclosed in further detail. Both individual achievement and teamwork are necessary to reach our long-term strategic goals.

  Annual Profit Sharing Targets and Payouts

        We determine individual annual incentive targets, which are stated as a percent of base salary based in part on the benchmark data provided by our independent data provider and each officer's level of responsibility. The annual targets for the Profit Sharing Plan are approved annually by the Committee for our senior vice presidents and above, including the named executive officers. Under the Profit Sharing Plan the maximum award that any individual can receive is 150% of his/her individual annual incentive target. There are minimum performance thresholds for each designated employee group that must be achieved to earn a payout.

        Payouts under the individual performance metric are based on each employee's relative KPI performance; however, for the named executive officers the individual performance payout percentage is capped at 100% of their individual target (unless the Company achievement is greater than 100%, then their individual performance payout will be adjusted based on the Company's performance). The Committee reviews the CEO's performance and sets his individual performance payout percentage anywhere between 0% and 100% of his individual target. The Committee also reviews and approves individual performance payout percentages for senior vice presidents and above, including the named executive officers, with input from the CEO.

        The Committee has the authority to approve awards, modify, administer and interpret the Profit Sharing Plan. They may take any action necessary for the proper and efficient operation of the Profit Sharing Plan. Performance is tracked throughout the year and reviewed by the Committee. As previously mentioned, from time to time events occur that are not specifically addressed under the Plan. During fiscal 2007, the Committee reviewed and determined the treatment of the following items, among others, which impacted the earnings calculation used in the Profit Sharing Plan: impairment charges related to store closures, accounting gains incurred for the termination of interest rate swaps, accounting gains from franchise activity, insurance reimbursements and changes in tax reserves. The Committee reviewed each scenario and determined how the event should be treated under the Profit Sharing Plan. In all cases the objective was to neutralize the impact of the unexpected events on the Profit Sharing Plan so as not to benefit or penalize participants.

  Fiscal 2007 Profit Sharing Plan Performance

        This year the Company established a target which was consistent with our long-term goal of 15% annual EPS growth. Our operating climate was challenging with increased fuel and commodity costs coupled with declines in traffic to our restaurants. We were highly profitable and able to return value to our shareholders, but not at the planned level. Actual adjusted EPS was $1.76 which resulted in a below target payout of 56.0% for the Business Performance Metric for Messrs. Brooks, Sonsteby, Thomson and Webberman.

        Mr. Diener had an EBITR and CAPEX target that when combined with other brands and divisions support our 15% EPS growth. Chili's Grill & Bar earned a below target payout of 87.7% for the Business Performance Metric. Under the Individual Performance Metric, the minimum threshold to earn a payout was achieved by all departments, brands or divisions. The named executive officers all earned a 100% payout under this metric. The Committee reviewed and approved the Company's performance and approved the achievement levels under the Profit Sharing Plan. The Committee did not exercise discretion to alter any individual awards under the Profit Sharing Plan.

Long-Term Incentives

        Our shareholders approved our Stock Option and Incentive Plan (the "Overall Plan") originally in November 1998 and since that time have approved amendments to the Overall Plan in November 2002 and November 2005. Under the Overall Plan, the Committee has the authority to issue stock options, stock appreciation rights and stock awards to eligible participants. In November 2005, our shareholders also approved our Performance Share Plan, which is established under the Overall Plan, and provides the Committee with the authority to issue performance share units to eligible participants.

        We tie a significant portion of our entire officer team's total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of our common stock. As a result, our officer's interests are closely aligned with shareholders' long-term interests. Under the Overall Plan, a mix of incentive and non-qualified stock options and performance share units are granted to all of our officers. The Committee determines the value of the long-term incentive award for the CEO and senior vice presidents and above, including the named executive officers, with the aid of an independent consultant and by considering the following factors:

  •
  benchmark data;

  •
  scope and responsibility of the individual;

  •
  their individual performance;

  •
  plan costs; and

  •
  share usage under the Overall Plan.

        First, the benchmark data is analyzed to establish the range of the awards. While share usage and plan cost do not drive the determination of an individual's award, it is reviewed to ensure we are spending our shares responsibly and understand the cost associated with each award. Once the range is established, an individual's performance is evaluated as well as their level of responsibility within the organization to determine individual opportunity levels. Equity programs, in general, link an employee's financial gain with the performance of the company. In addition to just driving company performance, we also strive to outperform our competition. As such, our long-term incentives are weighted more heavily towards performance shares rather than stock options.

        In an effort to better align our compensation programs with best practices for awarding equity, the Committee determined that beginning in fiscal 2007, all equity based awards, including stock options, will be granted on the last Thursday of each August. August is the month each year that we pay out any earned short-term incentives, complete our performance reviews of our employees, and provide merit increases, if applicable. The Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, it does not time the release of material nonpublic information based on equity award grant dates.

  Stock Options

        All of our officers are eligible for annual grants of incentive and non-qualified stock options. The exercise price of stock options is based on the closing price of our common stock on the date of grant. As a result, grantees do not receive a benefit from stock options unless and until the market price of our common stock increases. Our stock options vest 25% per year over four years and have a term of eight years.

  Performance Share Units

        The Performance Share Plan is based on a three-year performance cycle. For all participants the criterion for payment is the relative performance of our total shareholder return in comparison to the total shareholder return of a select group of publicly-traded restaurant companies with whom we compete for investor dollars and executive talent (these companies are also used in our executive compensation benchmarking). A new three-year cycle commences every year. Total shareholder return is the measurement of the appreciation in the stock price for each company, plus dividends, if any. The following is a list of the current total shareholder return peer group:

Total Shareholder Return Peer Group

Applebee's Cracker Barrel Darden Restaurants Jack in the Box Outback Steakhouse Panera Bread Co. Starbucks Wendy's	Cheesecake Factory CEC Entertainment McDonald's P.F. Chang's Ruby Tuesday Sonic Restaurants YUM!

        Each participant is assigned a contingent number of shares at the beginning of each three-year cycle which will be paid out in common stock at the end of the designated three-year cycle based on performance. The actual number of shares of common stock granted will vary between 0% and 175% of their target award based on our relative total shareholder return against the peer group. To earn 100% of the targeted award, we have to rank in seventh place among the peer group. If an award is earned and our three-year total shareholder return is negative, the grant will be reduced by 20%. All shares of common stock are fully vested upon issuance. The first award of performance shares was made in fiscal 2006 and will pay out (if earned) following the end of fiscal 2008.

        Any company in the peer group whose stock ceases to be publicly traded for more than ten consecutive days is considered to have the lowest ranking for the peer group. Outback Steakhouse stopped trading on June 13, 2007, and for performance share awards in fiscal 2006 and 2007, Outback will be the lowest rated peer. Additionally, depending on the timing of the merger between IHOP and Applebee's, Applebee's stock price will either be frozen or will be the lowest ranked peer for the applicable performance share award.

  Stock Ownership Guidelines

        In fiscal 2007, stock ownership guidelines were put in place for the Board of Directors and our senior vice presidents and above, including the named executive officers. Stock ownership aligns these officers and directors with shareholders and exemplifies good corporate citizenship. The employee guidelines only apply to our senior officers and define stock ownership to include any shares currently owned by these officers or directors; vested, in the money stock options (which are converted for this purpose to share equivalents based on the "in the money" value of the stock option); unvested restricted stock or restricted stock units; and one-third of any unvested performance shares. A multiple of base salary is used to calculate a fixed share amount by position. The guidelines are as follows:

Stock Ownership Guidelines

Level	Stock Ownership Guidelines
Board Member	9,000
CEO	202,500
EVP	67,500
SVP	33,000

        Ownership is reviewed annually by the Board of Directors. Officers subject to the guidelines have five years to accumulate the necessary shares. Any of these officers below the guideline after being in the program for five years will receive half of any short-term incentives in shares until the guideline is met. Approximately 40% of the current senior vice presidents and above, and 100% of the named executive officers, already meet the guideline. Directors have four years to accumulate the necessary shares. Currently 100% of the current directors meet the guideline. No officer or director is permitted to hedge the economic ownership of their guideline.

Retirement Benefits

  Savings Plans

        Our 401(k) Savings Plan ("Plan I") and Deferred Income Plan ("Deferred Plan") are designed to provide the Company's employees with a competitive tax-deferred long-term savings vehicle. Plan I is a qualified 401(k) plan and the Deferred Plan is a non-qualified deferred compensation plan.

  •
  Plan I

        All of our employees, including employees who may be classified as highly compensated employees by the IRS, who have attained the age of twenty-one and completed both one year and one thousand hours of service with the Company are eligible to participate in Plan I. We will match 100% of each participant's contribution for the first 3% of the participant's base salary and bonus and 50% for the next 2% of the participant's salary and bonus. All Company contributions vest immediately.

  •
  Deferred Plan

        The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the named executive officers. Deferred Plan participants elect the percentage of their salary, not to exceed 50%, they wish to defer into their Deferred Plan account. Deferrals are not eligible for investment options, but earn a flat rate of interest which is compounded monthly. The interest rate is set to the prime rate on the first business day each November. We do not match any deferrals under the Deferred Plan. Plan liabilities are notionally funded through Corporate Owned Life Insurance policies held within a Rabbi Trust. Trust assets are subject to the claims of the Company's creditors. As part of our retirement study, which is detailed below under the section entitled "Retirement Definitions and Payouts," a change was made to the Deferred Plan to allow participants to defer up to 50% of both base salary and bonus. This change will take effect in January 2008.

  Medical Benefits

        Select officers, including the named executive officers, are eligible to receive retiree medical insurance from us if they are at least 50 years old and have ten years of service with us when they retire. Participants are eligible to receive this coverage until age 65. This fully insured policy is paid for by both the retiree and the Company. Eligibility for retiree medical benefits was changed for fiscal 2008 to reflect our new retirement definition which we describe below in the third paragraph of the section entitled "Retirement Definitions and Payouts."

  Retirement Definitions and Payouts

        Previously, our retirement rules were centered around our equity provisions. Previous grants stated that retirement was either 20 years of service, age 55 with 10 years of service, or age 65. If one of these provisions was met, vesting was accelerated and the individual had three years within which to exercise upon retirement. This provision was applicable to any employee who had stock option grants. Additionally, if the individual was a senior vice president or above and age 50 with at least 10 years of service at the time they left the Company, their options would continue to vest and they would have three years to exercise from the date of vesting. Senior vice presidents and above could also retain their unvested restricted stock if they met the age 50 with 10 years of service provision; the restricted stock would vest in accordance with the original grant terms. Any other participant in the restricted stock program forfeited their unvested stock upon separating from the Company.

        Over the past few years, the Committee and the Company have been working together to ensure our compensation programs reward performance but also consider retention. To that end at the beginning of fiscal 2006, our equity plan retirement provisions were modified to include a new definition of retirement stating that the participant must meet the rule of 70 (age plus years of service equal 70). If a participant qualifies, upon leaving the Company, options will continue to vest and the individual will have anywhere from twelve months to thirty-six months to exercise depending on their level. All the named executive officers have thirty-six months to exercise after vesting. Additionally, any unvested restricted stock/restricted stock units will vest in accordance with the original terms.

        During fiscal 2007, the Committee determined it would be in the best interest of the Company, shareholders, and employees to have a universal definition of retirement that could be applied regardless of the program. Therefore, beginning in fiscal 2008, a new, revised retirement definition has been adopted. Early retirement is defined as age plus years of service equal 70, with a minimum age of 55. Normal retirement is defined as age plus years of service equal 70, with a minimum age of 60, or age 65 (regardless of service). This definition will be applied to all of our equity programs, our retiree medical program, and our Profit Sharing Plan.

        Additionally, this retirement study highlighted that Brinker did not have a tool that would effectively tie officers to the Company for their career while allowing them to accumulate long-term wealth. Career equity, a new long-term incentive program, will be added in fiscal 2008 to fill the gap. Restricted stock units will be granted annually that vest upon the officer's retirement. This new program allows the Company to provide an incentive for key talent to remain throughout their careers while further tying them to the performance of the Company.

Health and Welfare Benefits

        All of our salaried employees are eligible for health and welfare benefits, including the named executive officers. Our salaried employees also receive term life insurance, short-term disability, and long-term disability. The level of company-provided coverage for the senior vice presidents and above, including the named executive officers, is at a higher rate than other employees for some company-provided benefits. We have provided detailed information in the chart below for the named executive officers.

Company Paid Benefits for the Named Executive Officers

	Life Insurance	AD&D Insurance	Long-Term Disability	Long-Term Care
Benefit	4X Salary up to $3.5M	2X Salary up to $1M	70% Wage Replacement up to $30K per month	$150 daily benefit amount

Perquisites

        We provide our officers with perquisites that are reasonable and consistent with our overall compensation program to enable us to compensate fairly and attract executive talent. The Committee reviews the perquisites during our annual benchmarking process. We currently provide our officers with the following perquisites:

  •
  a car allowance;

  •
  a financial planning allowance;

  •
  a dining card;

  •
  an annual physical reimbursement;

  •
  a cell phone allowance; and

  •
  a health club reimbursement.

        Providing perquisites separately, and not rolling them into base salary, ensures those dollars are not included in our calculations for benefits such as life insurance and other compensation programs that use base salary in their calculation such as the Profit Sharing Plan and our 401(k) Plan.

Change in Control

        We do not have any change of control agreements in place with any of our officers. However, our stock programs and Profit Sharing Plan do contain change of control provisions. Under our stock option program, in the event of a change of control, the unvested options are accelerated and the optionee has the full remaining term to exercise. Vesting on all unvested restricted shares is also accelerated as of the date of change in control. Under our Performance Share Plan, the participant becomes 100% vested and the relative ranking is established as of the date of the change of control thus ending the measurement period. In no event will less than 100% of the target award be distributed to the participant. As to our Profit Sharing Plan, if a change of control should occur prior to the end of the fiscal year, the participant will be eligible to receive a payment equal to the greater of the payout as calculated under the Plan provisions or his/her annual target award.

Tax and Accounting Implications

        The Committee has considered the impact of Section 162(m) of the Internal Revenue Code. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Committee to qualify to the maximum extent possible our executives' compensation for deductibility under applicable tax laws. However, the Committee does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Accordingly, the Committee reserves the right to award compensation that is or could become non-deductible when it believes that such compensation is consistent with our strategic goals and in our best interests. For fiscal year 2007, we believe the annual incentive payments, stock options, and performance shares all qualify for deduction under section 162(m).

        Accounting for our stock-based awards including our stock option program and performance share program is in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share Based Payment" ("SFAS 123R").

Administration of Compensation Program

        The Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this Compensation Discussion and Analysis. The Committee believes that our compensation programs provide the necessary incentives and flexibility to promote our performance-based compensation philosophy while being consistent with our objectives. Our financial performance supports the compensation practices employed during the past year. No member of the Committee serves or previously served as an employee or officer of the Company.

Adjustment or Recovery of Awards

        While the Company does not maintain any clawbacks against compensation paid if financial results are misstated or miscalculated, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of securities of the Company during those 12 months.

Consideration of Prior Amounts Realized

        In furtherance of the Company's philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      Respectfully submitted,
                      COMPENSATION COMMITTEE

                      GEORGE R. MRKONIC (Chair)
                      MARVIN J. GIROUARD
                      JAMES E. OESTERREICHER
                      ROSENDO G. PARRA
                      CECE SMITH

Fiscal 2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4 & 5)	Total ($)
Douglas H. Brooks, Chairman of the Board, President, and CEO	2007	900,000	—	2,019,545	1,267,786	706,667	16,266	51,932	4,945,930
Charles M. Sonsteby EVP and CFO	2007	597,985	—	1,598,819	473,424	338,473	5,904	49,212	3,057,913
Todd E. Diener EVP and Chili's Grill & Bar President	2007	609,612	—	1,557,427	544,168	392,291	—	56,101	3,159,599
Roger F. Thomson EVP, CAO, General Counsel and Secretary	2007	503,653	—	956,418	363,018	213,809	120	51,374	2,088,272
Michael B. Webberman EVP Brand Solutions	2007	393,032	—	522,472	237,103	166,978	94	47,663	1,367,248

(1)
The amounts shown represent the compensation costs for financial reporting purposes in fiscal 2007 of equity awards granted to the NEOs in fiscal 2007, as well as compensation costs for such grants made in prior years as determined pursuant to SFAS 123R. These amounts do not include any reduction in the value for the possibility of forfeiture. See footnote 1 to our 2007 Annual Report to Shareholders in Exhibit 13 of our Form 10-K for the fiscal year ended June 27, 2007 ("Form 10-K") and Critical Accounting Estimates in Management's Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K for the assumptions made in determining the SFAS 123R values.

(2)
The amounts shown were earned under our fiscal 2007 Profit Sharing Plan. Details about this plan can be found in the Compensation Discussion and Analysis under the section titled "Short-Term Incentives" of this proxy statement.

(3)
Reflects the above market interest paid in the Deferred Plan to the NEOs. The market rate is the applicable federal rate published under revenue ruling 1274. The rate for June 2007 was 5.75%. Our Deferred Plan paid 6.75% in calendar year 2006 and 8.25% in calendar year 2007.

(4)
The amounts shown in this column reflect the value of benefits and perquisites provided to the NEOs during the year. These include: car allowance, dining card, taxable travel, financial planning, health club reimbursement, annual physical, phone allowance, life insurance, retiree medical, contributions to the qualified 401(k) plan and vacation buyback.

(5)
The majority of the other income dollars are for benefits:

—
Mr. Brooks received $11,173 in taxable life insurance and $11,569 in 401(k) contributions

—
Mr. Diener received $11,818 for vacation buyback

—
Mr. Thomson received $10,009 in life insurance premiums

—
Mr. Webberman received $11,084 in 401(k) contributions

  Except as otherwise specifically noted above, the amount of or incremental cost to us with respect to, any of the perquisites or other benefits did not exceed $25,000 or 10% of the total amount of perquisites and personal benefits to any NEO.

Fiscal 2007 Grants of Plan-Based Awards Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(4)
										Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas H. Brooks Performance Shares Restricted Stock Units Stock Options Profit Sharing	8/31/2006 8/31/2006 8/31/2006 N/A	500,000	1,000,000	1,500,000	0	112,500	196,875	12,473	112,501	25.65	1,821,450 298,495 822,757
Charles M. Sonsteby Performance Shares Restricted Stock Units Stock Options Profit Sharing	8/31/2006 8/31/2006 8/31/2006 N/A	239,194	478,388	717,582	0	30,000	52,500	4,158	30,001	25.65	485,720 99,506 219,407
Todd E. Diener Performance Shares Restricted Stock Units Stock Options Profit Sharing	8/31/2006 8/31/2006 8/31/2006 N/A	213,364	426,728	640,093	0	52,500	91,875	11,517	52,501	25.65	850,010 275,617 383,957
Roger F. Thomson Performance Shares Restricted Stock Units Stock Options Profit Sharing	8/31/2006 8/31/2006 8/31/2006 N/A	151,096	302,192	453,287	0	27,000	47,250	5,042	27,001	25.65	437,148 120,662 197,467
Michael B. Webberman Performance Shares Restricted Stock Units Stock Options Profit Sharing	8/31/2006 8/31/2006 8/31/2006 N/A	117,909	235,819	353,728	0	25,500	44,625	2,598	25,501	25.65	412,862 62,174 186,497

(1)
The amounts shown in column (c) reflect the minimum payment level under the Company's Profit Sharing Plan. The minimum award level is 50% of target (d) and the maximum award is 150% of target (e).

(2)
The amounts in columns (f)-(h) reflect the range of payouts under our Performance Share Plan (detailed in the Compensation Discussion and Analysis under the section titled "Long-Term Incentives" of this proxy statement). The August 31, 2006 date reflects the date the target award was established for the performance shares. The actual award will not be earned until the end of fiscal 2009.

(3)
The amounts listed in column (i) reflect the number of shares granted to the NEOs under our LTIP program which was discontinued at the end of fiscal 2006 and was replaced with the Performance Share Plan. The LTIP program measured performance over a three year period and paid out half in cash and half in stock. The shares vest in equal installments over the three year vesting period.

(4)
Assumes a target award for the performance shares. The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2007 of stock awards determined in accordance with SFAS 123R.

Fiscal 2007 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Douglas H. Brooks	20,625 93,750 187,501 187,500 187,500 168,752 168,750	112,501 61,875 93,750		25.65 25.78 22.59 21.67 20.45 18.60 17.97 10.75	08/31/2014 10/20/2013 11/04/2014 11/13/2013 11/14/2012 11/15/2011 11/08/2010 11/04/2009	12,473 6,759 4,210	(3) (3) (3)	365,334 197,971 123,311	112,500 82,500	3,295,125 2,416,425
Charles M. Sonsteby	7,125 33,750 67,501 7,500	30,001 21,375 33,750		25.65 25.78 22.59 21.67 20.45	08/31/2014 10/20/2013 11/04/2014 11/13/2013 11/14/2012	4,158 2,253 1,404	(4) (4) (4)	121,788 65,990 41,123	30,000 28,500 120,000	878,700 834,765 3,514,800
Todd E. Diener	11,250 33,750 67,501 67,500 67,500 56,252 56,250 118,179	52,501 33,750 33,750		25.65 25.78 22.59 21.67 20.45 18.60 17.97 10.75 11.89	08/31/2014 10/20/2013 11/04/2014 11/13/2013 11/14/2012 11/15/2011 11/08/2010 11/04/2009 01/21/2009	11,517 2,216 6,687 4,031	(5) (5) (5) (5)	337,333 64,907 195,862 118,068	52,500 45,000 75,000	1,537,725 1,318,050 2,196,750
Roger F. Thomson	6,563 34,875 4,619	27,001 19,687 34,875		25.65 25.78 22.59 21.67	08/31/2014 10/20/2013 11/04/2014 11/13/2013	5,042 2,731 1,702	(6) (6) (6)	147,680 79,991 49,852	27,000 26,250 63,000	790,830 768,863 1,845,270
Michael B. Webberman	5,625 30,000 4,619 4,917 5,376 5,646	25,501 16,875 30,000		25.65 25.78 22.59 21.67 20.45 18.60 17.97	08/31/2014 10/20/2013 11/04/2014 11/13/2013 11/14/2012 11/15/2011 11/08/2010	2,598 1,239 666	(7) (7) (7)	76,095 36,290 19,507	25,500 22,500 33,000	746,895 659,025 966,570

(1)
Unvested options that expire on 11/4/2014 vest 0% in year one, 50% in year two and 50% in year three with a ten year life. Unvested options that expire on 10/20/2013 and 8/31/2014 vest 25% per year for four years and have an eight year life.

(2)
The awards listed in this column are a combination of restricted shares and restricted stock units which were granted previously under our LTIP program which was discontinued at the end of fiscal 2006. The grants vest in equal thirds over a three-year period from the date of grant.

(3)
On 8/13/07 all 4,210 shares vested, on 8/26/07 3,379 shares vested of the 6,759 shares listed and on 8/31/07 4,157 shares vested of the 12,473 shares listed.

(4)
On 8/13/07 all 1,404 shares vested, on 8/26/07 1,126 shares vested of the 2,253 shares listed and on 8/31/07 1,386 shares vested of the 4,158 shares listed.

(5)
On 8/13/07 all 4,031 shares vested, on 8/26/07 all 2,216 shares vested and 3,343 shares vested of the 6,687 listed and on 8/31/07 3,839 shares vested of the 11,517 shares listed.

(6)
On 8/13/07 all 1,702 shares vested, on 8/26/07 1,365 shares vested of the 2,731 shares listed and on 8/31/07 1,680 shares vested of the 5,042 shares listed.

(7)
On 8/13/07 all 666 shares vested, on 8/26/07 619 shares vested of the 1,239 listed and on 8/31/07 866 shares vested of the 2,598 shares listed.

(8)
Restricted stock and restricted stock units are valued at the closing price of the Company's common stock as of the end of our fiscal year ended June 27, 2007.

(9)
The first two grants in this column for all the NEOs reflect estimated awards under the F06-F08 and F07-F09 Performance Share Plan respectively. We have not had a payout under this program yet. Details concerning the plan can be found in the discussion section under Long-Term Incentives. The third award in this column for Messrs. Sonsteby, Diener, Thomson and Webberman reflect estimated awards under the 2005 Executive Long-Term Incentive Plan. In order for the shares to vest, net income thresholds have to be attained. The shares vest in thirds in 2008, 2009, and 2010.

Fiscal 2007 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Douglas H. Brooks	122,840	2,317,572	11,914	284,841
Charles M. Sonsteby	98,124	1,344,179	3,730	89,178
Todd E. Diener	16,821	304,815	12,218	292,146
Roger F. Thomson	30,261	395,302	4,815	115,128
Michael B. Webberman	62,465	637,879	1,782	42,650

(1)
Reflects the difference between the market price of our common stock at the date and time of exercise and the exercise price of the option.

(2)
Vesting of restricted stock and restricted stock units which were granted under our discontinued LTIP plan.

(3)
The value realized is based upon the fair market value of our common stock on the date of vesting multiplied by the number of shares/units which vested.

Fiscal 2007 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Douglas H. Brooks	—	—	75,740	—	1,069,208
Charles M. Sonsteby	43,795	—	26,085	—	396,730
Todd E. Diener(2)	—	—	—	—	—
Roger F. Thomson	23,407	—	302	—	23,709
Michael B. Webberman	18,346	—	237	—	18,583

(1)
Our non-qualified deferred compensation program pays a fixed rate of interest on a participant's deferrals. For deferrals in calendar year 2006, the rate paid was 6.75%. Deferrals in calendar year 2007 earned interest at the rate of 8.25%.

(2)
Mr. Diener does not participate in the program.

Fiscal 2007 Potential Payments Upon Termination
or Change in Control for Douglas H. Brooks(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Compensation
Cash Severance(2)	—	—	900,000	—	900,000	—	—
Profit Sharing(3)	706,667	706,667	706,667	—	1,000,000	706,667	706,667
Equity Compensation(4)
Stock Options	1,254,810	1,254,810	1,254,810	—	1,254,810	1,254,810	1,254,810
Performance Shares(5)	5,711,550	5,711,550	5,711,550	—	5,711,550	5,711,550	5,711,550
Restricted Stock	686,616	686,616	686,616	—	686,616	686,616	686,616
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	77,060	77,060	77,060	—	77,060	77,060	—
Accrued Vacation	83,077	83,077	83,077	—	83,077	83,077	83,077
Total	8,519,780	8,519,780	9,419,780	—	9,713,113	8,519,780	8,442,720

(1)
Mr. Brooks is eligible for retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death) that he would retire from the company.

(2)
Severance payments are based on tenure. Mr. Brooks would be eligible for the maximum severance payment of 12 months of salary.

(3)
The profit sharing award shown was earned for fiscal 2007, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our Profit Sharing Plan states that no less than a target award will be paid in the event of a change of control.

(4)
Under our retirement provisions, Mr. Brooks is able to retain all of his unvested equity. For a detailed description of our retirement program, please see the Retirement Definitions and Payouts section in the Compensation Discussion and Analysis section of this proxy statement.

(5)
The performance shares value assumes a target payout, however they could payout anywhere between 0% and 175%. The only exception is under Change in Control. The minimum payout would be 100%.

Fiscal 2007 Potential Payments Upon Termination
or Change in Control for Charles M. Sonsteby(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Compensation
Cash Severance(2)	—	—	597,985	—	597,985	—	—
Profit Sharing(3)	338,473	338,473	338,473	—	478,388	338,473	338,473
Equity Compensation(4)
Stock Options	410,355	410,355	410,355	—	410,355	410,355	410,355
Performance Shares(5)	1,713,465	1,713,465	1,713,465	—	1,713,465	1,713,465	1,713,465
2005 Executive LTIP	—	—	—	—	3,514,800	3,514,800	3,514,800
Restricted Stock	228,901	228,901	228,901	—	228,901	228,901	228,901
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	99,847	99,847	99,847	—	99,847	99,847	—
Accrued Vacation	55,199	55,199	55,199	—	55,199	55,199	55,199
Total	2,846,240	2,846,240	3,444,225	—	7,098,940	6,361,040	6,261,193

(1)
Mr. Sonsteby is eligible for retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death) that he would retire from the company.

(2)
Severance payments are based on tenure. Mr. Sonsteby would be eligible for the maximum severance payment of 12 months of salary.

(3)
The profit sharing award shown was earned for fiscal 2007, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our Profit Sharing Plan states that no less than a target award will be paid in the event of a change of control.

(4)
Under our retirement provisions, Mr. Sonsteby is able to retain all of his unvested equity except for the 2005 Executive LTIP award. Mr. Sonsteby is only able to retain these unvested shares in the event of Death, Disability or Change in Control. For a detailed description of our retirement program, please see the Retirement Definitions and Payouts section in the Compensation Discussion and Analysis section of this proxy statement.

(5)
The performance shares value assumes a target payout, however they could payout anywhere between 0% and 175%. The only exception is under Change in Control. The minimum payout would be 100%.

Fiscal 2007 Potential Payments Upon Termination
or Change in Control for Todd E. Diener(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Compensation
Cash Severance(2)	—	—	609,612	—	609,612	—	—
Profit Sharing(3)	392,291	392,291	392,291	—	426,728	392,291	392,291
Equity Compensation(4)
Stock Options	535,691	535,691	535,691	—	535,691	535,691	535,691
Performance Shares(5)	2,855,775	2,855,775	2,855,775	—	2,855,775	2,855,775	2,855,775
2005 Executive LTIP	—	—	—	—	2,196,750	2,196,750	2,196,750
Restricted Stock	716,170	716,170	716,170	—	716,170	716,170	716,170
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Accrued Vacation	56,272	56,272	56,272	—	56,272	56,272	56,272
Total	4,556,199	4,556,199	5,165,811	—	7,396,998	6,752,949	6,752,949

(1)
Mr. Diener is eligible for retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death) that he would retire from the company. However, at the end of the fiscal year Mr. Diener was 49 and not eligible for retiree medical which has a minimum age requirement of 50.

(2)
Severance payments are based on tenure. Mr. Diener would be eligible for the maximum severance payment of 12 months of salary.

(3)
The profit sharing award shown was earned for fiscal 2007, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our Profit Sharing Plan states that no less than a target award will be paid in the event of a change of control.

(4)
Under our retirement provisions, Mr. Diener is able to retain all of his unvested equity except for the 2005 Executive LTIP award. Mr. Diener is only able to retain these unvested shares in the event of Death, Disability or Change in Control. For a detailed description of our retirement program, please see the Retirement Definitions and Payouts section in the Compensation Discussion and Analysis section of this proxy statement.

(5)
The performance shares value assumes a target payout, however they could payout anywhere between 0% and 175%. The only exception is under Change in Control. The minimum payout would be 100%.

Fiscal 2007 Potential Payments Upon Termination
or Change in Control for Roger F. Thomson(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Compensation
Cash Severance(2)	—	—	503,653	—	503,653	—	—
Profit Sharing(3)	213,809	213,809	213,809	—	302,192	213,809	213,809
Equity Compensation(4)
Stock Options	401,048	401,048	401,048	—	401,048	401,048	401,048
Performance Shares(5)	1,559,693	1,559,693	1,559,693	—	1,559,693	1,559,693	1,559,693
2005 Executive LTIP	—	—	—	—	1,845,270	1,845,270	1,845,270
Restricted Stock	277,523	277,523	277,523	—	277,523	277,523	277,523
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	27,335	27,335	27,335	—	27,335	27,335	—
Accrued Vacation	46,491	46,491	46,491	—	46,491	46,491	46,491
Total	2,525,899	2,525,899	3,029,552	—	4,963,205	4,371,169	4,343,834

(1)
Mr. Thomson is eligible for retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death) that he would retire from the company.

(2)
Severance payments are based on tenure. Mr. Thomson would be eligible for the maximum severance payment of 12 months of salary.

(3)
The profit sharing award shown was earned for fiscal 2007, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our Profit Sharing Plan states that no less than a target award will be paid in the event of a change of control.

(4)
Under our retirement provisions, Mr. Thomson is able to retain all of his unvested equity except for the 2005 Executive LTIP award. Mr. Thomson is only able to retain these unvested shares in the event of Death, Disability or Change in Control. For a detailed description of our retirement program, please see the Retirement Definitions and Payouts section in the Compensation Discussion and Analysis section of this proxy statement.

(5)
The performance shares value assumes a target payout, however they could payout anywhere between 0% and 175%. The only exception is under Change in Control. The minimum payout would be 100%.

Fiscal 2007 Potential Payments Upon Termination
or Change in Control for Michael B. Webberman(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)
Cash Compensation
Cash Severance(2)	—	—	393,032	—	393,032	—	—
Profit Sharing(3)	—	—	—	—	235,819	166,978	166,978
Equity Compensation(4)
Stock Options	—	—	—	—	353,055	353,055	353,055
Performance Shares(5)	—	—	—	—	1,405,920	1,405,920	1,405,920
2005 Executive LTIP	—	—	—	—	966,570	966,570	966,570
Restricted Stock	—	—	—	—	131,893	131,893	131,893
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Accrued Vacation	36,280	36,280	36,280	—	36,280	36,280	36,280
Total	36,280	36,280	429,312	—	3,522,569	3,060,696	3,060,696

(1)
Mr. Webberman is not eligible for retirement as of the last day of the fiscal year.

(2)
Severance payments are based on tenure. Mr. Webberman would be eligible for the maximum severance payment of 12 months of salary.

(3)
The profit sharing award shown was earned for fiscal 2007, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our Profit Sharing Plan states that no less than a target award will be paid in the event of a change of control.

(4)
Mr. Webberman is only able to retain his unvested shares in the event of Death, Disability or Change in Control.

(5)
The performance shares value assumes a target payout, however they could payout anywhere between 0% and 175%. The only exception is under Change in Control. The minimum payout would be 100%.

REPORT OF THE AUDIT COMMITTEE

        In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management is responsible for our internal controls and the financial reporting process. KPMG LLP, our independent auditors, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of our independent auditors. The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

        In this context, the Audit Committee held discussions with our management regarding our audited financial statements. Our management represented to the Audit Committee that our audited financial statements were prepared in accordance with generally accepted accounting principles. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee reviewed and discussed the audited financial statements with both management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG LLP their independence in connection with their audit of our financial statements.

        Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommends to the Board that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2007 for filing with the SEC. The Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year.

                      Respectfully submitted,
                      AUDIT COMMITTEE

                      CECE SMITH (Chair)
                      JAMES E. OESTERREICHER
                      MARVIN J. GIROUARD
                      GEORGE R. MRKONIC
                      ERLE NYE

STOCK OWNERSHIP OF CERTAIN PERSONS

        The following table shows the ownership of our common stock by (a) all persons known by us to beneficially own more than 5% of our common stock, (b) each present director, including present directors being considered for election at the annual meeting, (c) the named executive officers, and (d) all executive officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of August 17, 2007		Number Attributable to Options Exercisable Within 60 Days of August 17, 2007		Percent(13)
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	11,570,351	(1)	(7)		11.00%
FMR Corp. 82 Devonshire Street Boston, MA 02109	10,635,709	(2)	(7)		10.11%
Earnest Partners, LLC 75 Fourteenth Street Suite 2300 Atlanta, GA 30309	8,138,208	(3)	(7)		7.74%
Capital Research and Management Company 333 South Hope Street 55th Floor Los Angeles, CA 90071	7,687,500	(4)	(7)		7.31%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	7,460,902	(5)	(7)		7.10%
Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258	6,175,028	(6)	(7)		5.87%
Directors(8)
Douglas H. Brooks	1,233,765	(9)	1,042,503	(10)	1.17%
Marvin J. Girouard	50,661	(9)	33,246	(10)	*
Ronald Kirk	69,936	(9)	58,439	(10)	*
John W. Mims	15,526	(9)	0	(10)	*
George R. Mrkonic	46,432	(9)	26,000	(10)	*
Erle Nye	61,158	(9)	44,939	(10)	*
James E. Oesterreicher	48,541	(9)	32,279	(10)	*
Rosendo G. Parra	27,339	(9)	12,290	(10)	*
Cece Smith	65,700	(9)	46,500	(10)	*

Named Executive Officers(8)(11)
Todd E. Diener	658,905	(9)	491,307	(12)	*
Charles M. Sonsteby	267,613	(9)	123,376	(12)	*
Roger F. Thomson	135,796	(9)	52,807	(12)	*
Michael B. Webberman	100,139	(9)	62,558	(12)	*
All Executive Officers and Directors as a Group (19 persons)	3,031,414	(9)	2,165,933	(10)(12)	2.88%

*
Less than 1%.

(1)
Based on information contained in Schedule 13G/A dated June 11, 2007. The Schedule 13G/A reported that Barclays Global Investors, NA owned and had sole dispositive power over 11,570,351 shares of common stock, and had sole voting power over 9,832,443 of such shares.

(2)
Based on information contained in Schedule 13G dated February 14, 2007. The Schedule 13G reported that FMR Corp. owned and had sole dispositive power over 10,635,709 shares of common stock, and had sole voting power over 232,879 of such shares.

(3)
Based on information contained in Schedule 13G dated February 14, 2007. The Schedule 13G reported that Earnest Partners, LLC owned and had sole dispositive power over 8,138,208 shares of common stock, had sole voting power over 2,917,394 of such shares, and had shared voting power over 2,772,765 of such shares.

(4)
Based on information contained in Schedule 13G dated February 6, 2007. The Schedule 13G reported that Capital Research and Management Company owned and had sole dispositive power over 7,687,500 shares of common stock, and had sole voting power over 4,687,500 of such shares.

(5)
Based on information contained in Schedule 13G/A dated February 12, 2007. The Schedule 13G/A reported that Lord, Abbett & Co. LLC owned and had sole dispositive power over 7,460,902 shares of common stock and had sole voting power over 7,222,652 of such shares.

(6)
Based on information contained in Schedule 13G dated February 12, 2007. The Schedule 13G reported that Mellon Financial Corporation owned and had sole dispositive power over 5,938,020 shares of common stock, had shared dispositive power over 190,025 of such shares, had sole voting power over 4,248,759 of such shares, and had shared voting power over 53,900 of such shares.

(7)
Not Applicable

(8)
We determined beneficial ownership in accordance with the rules of the SEC. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(9)
Our list includes shares of common stock which may be acquired by exercise of options vested, or vesting within 60 days of August 17, 2007, under one of the following plans: 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(10)
Mr. Brooks owns 1,282,504 stock options, 1,042,503 of which have vested, or will vest, within 60 days of August 17, 2007. Mr. Girouard owns 50,496 stock options, 33,246 of which have vested, or will vest, within 60 days of August 17, 2007. Mr. Kirk owns 80,135 stock options, 58,439 of which have vested, or will vest, within 60 days of August 17, 2007. Mr. Mims owns no stock options. Mr. Mrkonic owns 49,500 stock options, 26,000 of which have vested, or will vest, within 60 days of August 17, 2007. Mr. Nye owns 63,162 stock options, 44,939 of which have vested, or will vest, within 60 days of August 17, 2007. Mr. Oesterreicher owns 49,529 stock options, 32,279 of which have vested, or will vest, within 60 days of August 17, 2007. Mr. Parra owns 40,622 stock options, 12,290 of which have vested, or will vest, within 60 days of August 17, 2007. Ms. Smith owns 67,500 stock options, 46,500 of which have vested, or will vest, within 60 days of August 17, 2007.

(11)
In addition to Mr. Brooks who serves as a director.

(12)
Mr. Diener owns 598,183 stock options, 491,307 of which have vested, or will vest, within 60 days of August 17, 2007. Mr. Sonsteby owns 201,002 stock options, 123,376 of which have vested, or will vest, within 60 days of August 17, 2007. Mr. Thomson owns 127,620 stock options, 52,807 of which have vested, or will vest, within 60 days of August 17, 2007. Mr. Webberman owns 128,559 stock options, 62,558 of which have vested, or will vest, within 60 days of August 17, 2007. All Executive Officers and Directors as a Group own 3,083,942 stock options, 2,165,933 of which have vested, or will vest, within 60 days of August 17, 2007.

(13)
This percentage is based on number of outstanding shares of common stock as of August 17, 2007 (105,149,956 shares).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, our directors and executive officers, and persons who own more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC and to furnish us with copies of all such reports. Based on our review of the reports we received and other written communications, we believe that all filing requirements were satisfied.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        It is our policy, where possible, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. If we believe we should enter into any such transactions, we will do so on terms no less favorable to us than we could obtain from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except as noted below, there were no transactions required to be reported.

        On August 26, 2004, Mr. Ronald A. McDougall agreed to serve as a consultant to us following the termination of his service on the Board of Directors effective November 4, 2004. Under this agreement, Mr. McDougall remained a consultant to us through November 3, 2006. The agreement expired on November 6, 2006. During the three year period after termination, Mr. McDougall has also agreed to not be employed by or consult for any of our competitors. This period will end on November 5, 2009.

        During the fiscal year 2007, we employed a family member of one of our executive officers. This family member received compensation comparable to other employees in the Company at a similar level, is not an executive officer, and does not report directly to any of our executive officers. None of our directors or executive officers has a material interest in the family member's employment relationship and none of them share a home with this employee.

MISCELLANEOUS

        The Annual Report to Shareholders of the Company, including our Form 10-K for the fiscal year ended June 27, 2007, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

                      By Order of the Board of Directors,

                      ROGER F. THOMSON
                      Secretary

Dallas, Texas
September 10, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS 1 AND 2 AS DESCRIBED IN THE PROXY STATEMENT.
		FOR all nominees listed below (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	2.	RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐
1. ELECTION OF DIRECTORS					THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL 3.
NOMINEES:	01 Douglas H. Brooks 02 Marvin J. Girouard 03 Ronald Kirk 04 John W. Mims 05 George R. Mrkonic	06 Erle Nye 07 James E. Oesterreicher 08 Rosendo G. Parra 09 Cece Smith		3.	APPROVAL OF SHAREHOLDER PROPOSAL SUBMITTED BY PETA AND CALVERT SOCIAL INDEX FUND.	FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below				4.	IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Signature__________________________Signature__________________________Date______________________
Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

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 * FOLD AND DETACH HERE *

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and Telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the internet at http://www.brinker.com

BRINKER INTERNATIONAL, INC.

PROXY

        The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Brinker International, Inc. (the "Company") to be held at the Cinemark 17 Theater, 11819 Webb Chapel Road, Dallas, Texas 75248, on Thursday, November 1, 2007 at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Douglas H. Brooks and Marvin J. Girouard, and each of them, as the undersigned's proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that the undersigned's proxy be voted as shown on the reverse side hereof or as directed via Telephone or Internet.

        If more than one of the proxies shall be present in person or by substitute at the meeting or any adjournment thereof, all of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given or given via Telephone or Internet.

        THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR BY TELEPHONE OR INTERNET.

        The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued On Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

    1.
    Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

    2.
    Call toll free 1-866-540-5760 on a Touch Tone Telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

    3.
    Vote by Internet at our Internet Address: http://www.proxyvoting.com/eat

PLEASE VOTE